Exhibit 3.48

LIMITED LIABILITY COMPANY AGREEMENT

LYON MAYFIELD, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of LYON MAYFIELD, LLC, a Delaware limited liability company (the “Company”), having an address at 4490 Von Karman Avenue, Newport Beach, California 92660, is made by LYON MAYFIELD, INC., a Delaware corporation, as the sole equity member of the Company (including any successor equity member of the Company admitted pursuant to this Agreement, “LM” or the “Managing Member”), and Julia A. McCullough, who shall serve the Company as the initial Independent Manager under this Agreement. Capitalized terms used and not otherwise defined herein have the meanings set forth on Exhibit A hereto.

The Managing Member, by execution of this Agreement, hereby forms the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “LLC Act”) and this Agreement, and the Managing Member and the Independent Manager hereby agree as follows:

1. Formation; Term.

(a) Formation. The Company has been formed as a Delaware limited liability company pursuant to the LLC Act. A Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on September 30, 2011. The name of the limited liability company formed hereby is Lyon Mayfield, LLC.

(b) Term. The term of the Company commenced on September 30, 2011, and the Company shall continue and have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.

2. Registered Agent and Offices. The address of the registered office of the Company in the State of Delaware shall be 615 South DuPont Highway, Dover, Delaware 19901, and its registered agent for service of process on the Company at such address is National Corporate Research, Ltd. The Company has offices located at 4490 Von Karman Avenue, Newport Beach, California 92660, or at such other places as the Managing Member may determine.

3. Business. The business of the Company is solely to (a) acquire, own, demolish, develop, hold, rehabilitate, manage, maintain, operate, sell, exchange, lease and otherwise use the Business Property for profit and (b) do any and all other acts or things that may be necessary or incidental to carry on the business of the Company as described in clause (a) above. The Company is not authorized to, and shall not, engage in any business other than as described in this Section 3. The term “Business Property” means (i) that certain real property located in the Cities of Mountain View and Palo Alto, County of Santa Clara, State of California, as more particularly described in the Loan Agreement; and (ii) that certain ground lessee’s interest in that certain parcel of real property located in Mountain View, California pursuant to that certain Ground Lease dated February 26, 1965, between the City of Mountain View as Landlord and William K. Kelley and Ryland H. Kelley as Tenant, dba Triad, a limited partnership, as assigned by Mountain West-Mayfield, Ltd., a California limited partnership, successor to Triad, to Seller pursuant to that certain Assignment of Ground Lease dated as of October 15, 1984.

Subject to Section 12 and the restrictions otherwise established pursuant to this Agreement, the Company, and the Managing Member on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in this Section 3, and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the LLC Act.

4. Members.

(a) Members. LM is the sole member of the Company and shall be shown as such on the books and records of the Company. LM was admitted as a member of the Company upon its execution of a counterpart signature page to this Agreement. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company, and no additional interest in the Company shall be issued, without the approval of LM. Subject to the restrictions otherwise contained in this Agreement, LM may act by written consent.

(b) Special Member. So long as the Loan remains outstanding, (i) upon the occurrence of any event that causes LM to cease to be the member of the Company (other than upon (A) an assignment by LM of all of its limited liability company interest in the Company and the admission of the transferee, or (B) the resignation of LM and the admission of an additional member, in either case in accordance with the terms of the Basic Documents and this Agreement), the Person acting as the Independent Manager of the Company shall, without any action of any other Person and simultaneously with LM ceasing to be the member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution and (ii) no Special Member may resign from the Company or transfer its rights as a Special Member unless (A) a successor Special Member has been admitted to the Company as Special Member and (B) such successor Special Member has also accepted its appointment as an Independent Manager. In addition, (i) the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Managing Member, (ii) the Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the Company’s assets, (iii) pursuant to Section 18-301 of the LLC Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company, (iv) a Special Member, in its capacity as Special Member, may not bind the Company, and (v) except as required by any mandatory provision of the LLC Act, a Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to, any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company; provided, however; such prohibition shall not limit the obligations of a Special Member, in its capacity as an Independent Manager, to vote on such matters required by the Basic Documents or this Agreement. In order to implement the admission to the Company of Special Member, the Person acting as the Independent Manager shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, the Person acting as the Independent Manager shall not be a member of the Company.

(c) Member Consent. The Managing Member hereby acknowledges and consents to the following transactions:

(i) The acquisition and ownership by the Company of the Business Property.

(ii) A loan in the original principal amount of $55,000,000 from Qina, LLC made pursuant to the Loan Agreement and the other Basic Documents.

5. Management.

(a) Managing Member. Subject to Sections 5(b) and 12 below, the Managing Member shall manage and conduct the operations and affairs of the Company and make all decisions regarding the Company and its business and assets. The Company, by or through the Managing Member on behalf of the Company, may enter into and perform the Loan Agreement and the other Basic Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the LLC Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Managing Member to enter into other agreements on behalf of the Company. LM is hereby designated as the Managing Member of the Company. The Company has no other members on the date hereof.

(b) Independent Manager. So long as the Loan remains outstanding, the Managing Member shall cause the Company to at all times have at least one Independent Manager to be appointed by the Managing Member. To the fullest extent permitted by law, including Section 18-1101(c) of the LLC Act, the Independent Manager shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to herein. To the fullest extent permitted by law, except for duties to the Company (including duties to the Managing Member solely to the extent of its economic interest in the Company and the Company’s creditors as set forth in the immediately preceding sentence), the Independent Managers shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the Managing Member, (ii) other Affiliates of the Company, or (iii) any group of Affiliates of which the Company is a part; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to the Company, the Managing Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct. Except as expressly provided in this Agreement, the Independent Manager has no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company. Notwithstanding anything to the contrary contained in this Agreement, no Independent Manager shall be removed unless the Company provides the Lender with no less than five (5) Business Days’ (as defined in the Loan Agreement) prior written notice of (a) any proposed removal of such Independent Manager, together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an

Independent Manager set forth in this Agreement. No resignation or removal of the Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to this Agreement, and (ii) shall have executed a counterpart to this Agreement. The initial Independent Manager hereby appointed by the Managing Member is Julia A. McCullough. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company. The Independent Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the LLC Act; however, all right, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and the Independent Managers shall otherwise have no authority to bind the Company.

6. Capital Contributions. As its capital contribution to the Company, the Managing Member has contributed. One Thousand Dollars ($1,000) to the capital of the Company and has assigned to the Company those certain rights, contracts, agreements and properties listed in Exhibit B attached hereto. The Managing Member is not required to, but may, make such additional capital contributions to the Company at such times, and in such amounts, as the Managing Member determines in its sole discretion. The provisions of this Agreement, including this Section 6, are intended to benefit the Managing Member and the Special Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

7. Allocations, Distributions, Profits and Losses. So long as LM is the sole member of the Company, all items of income, profit and loss of the Company shall be allocated to the Managing Member and all cash and other distributable assets of the Company shall be distributed to the Managing Member. Distributions shall be made at such time, to such extent and in such manner as the Managing Member shall determine in its sole discretion. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Managing Member on account of its interest in the Company if such distribution would violate the LLC Act or any other applicable law or the Basic Documents.

8. Certificates. Colin R. Murray is hereby designated as an “authorized person” within the meaning of the LLC Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Managing Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the LLC Act.

9. Liability. Except as otherwise expressly provided by the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Managing Member nor the Special Member nor any manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Managing Member, Special Member or manager of the Company.

10. Amendment. Subject to Section 12, this Agreement may be amended and/or restated at any time with the consent of the Managing Member. Notwithstanding anything to the contrary in this Agreement, until such time as the Obligations (other than Obligations that by their express terms survive full repayment of the Loan) shall be paid and performed in full, this Agreement may not be modified, altered, supplemented or amended unless permitted under the Basic Documents except: (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the Basic Documents.

11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

12. Single Purpose Entity. This Section 12 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose entity”:

(a) Notwithstanding any other provision of this Agreement or any other document governing the formation, management. or operation of the Company and notwithstanding any provision of law that otherwise so empowers the Company, the Member shall not, and neither shall the Company, until such time as the Obligations (other than Obligations that by their express terms survive full repayment of the Loan) shall be paid and performed in full, amend, alter, change or repeal the definition of “Independent Manager” or Sections 3, 4, 5, 7, 8, 11, 12, 13, 14, 15, 22, and 23, or Exhibit A of this Agreement (to the extent that the terms defined in Exhibit A are used in any of the foregoing sections) (the “Special Purpose Provisions”), or any other provision of this or any other document governing the formation, management or operation of the Company in a manner that is inconsistent with any of the Special Purpose Provisions, unless the Lender consents in writing. Subject to this Section 12(a), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 10. In the event of any conflict between any of the Special Purpose Provisions and any other provisions of this or any other document governing the formation, management or operation of the Company, the Special Purpose Provisions shall control.

(b) Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Managing Member or any other Person, until such time as the Obligations (other than Obligations that by their express terms survive full repayment of the Loan) shall be paid and performed in full, neither the Managing Member nor any other Person shall be authorized or empowered on behalf of the Company to, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Managing Member and all Independent Managers, take any Material Action with respect to the Company, provided, however, that, until such time as the Obligations (other than Obligations that by their express terms survive full repayment of the Loan) shall be paid and performed in full, the Managing Member may not authorize the taking of any Material Action with respect to the Company or with respect to any Borrower, unless there is at least one Independent Manager of the Company then serving in such capacity and all Independent Managers have consented to such action.

(c) The Managing Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. The Managing Member shall also do, have done or cause to be done all things necessary to ensure the Company:

(i) has not been, is not, and will not be engaged, in any business unrelated to in the case of the Company, the acquisition, development, ownership, management or operation of the Business Property;

(ii) has not had, does not have, and will not have, any assets other than those related to the Business Property;

(iii) has been, is and intends to remain solvent and has paid and shall pay its debts and liabilities from its then available assets (including a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(iv) has not failed, and will not fail, to correct any known misunderstanding regarding the separate identity of such entity and has not and shall not identify itself as a division of any other Person;

(v) has maintained and will maintain its accounts, books and records separate from any other Person and has filed and will file its own tax returns, except to the extent that it has been or is required to file consolidated tax returns by law;

(vi) has maintained and will maintain its own records, books, resolutions and agreements;

(vii) has not (i) commingled, and will not commingle, its funds or assets with those of any other Person and (ii) participated and will not participate in any cash management system with any Person other than Lender;

(viii) has held and will hold its assets in its own name;

(ix) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of the Company, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Company;

(x) has maintained and will maintain its books, bank accounts, balance sheets, financial statements, accounting records and other entity documents separate from any other Person and has not permitted, and will not permit, its assets to be listed as assets on the financial statement of any other entity except as required by generally accepted accounting principles in the United States of America (or such other accounting basis as is approved in writing by Lender); provided, however, that appropriate notation shall be made on any such consolidated statements to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debt and Other obligations of such Affiliate or any other Person and such assets shall be listed on its own separate balance sheet;

(xi) has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(xii) has observed and will observe all limited liability company formalities;

(xiii) has had no and will have no indebtedness (including loans, whether or not such loans are evidenced by a written agreement) other than (i) the Loan, (ii) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Business Property and the routine administration of the Company, in amounts not to exceed one percent (5%) of the original principal amount of the Loan, in the aggregate, which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to the Basic Documents;

(xiv) has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to the Basic Documents;

(xv) has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(xvi) has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(xvii) has maintained and used, now maintains and uses, and will maintain and use, separate stationery, invoices and checks bearing its own name;

(xviii) except pursuant to the Basic Documents, has not pledged and will not pledge its assets for the benefit of any other Person;

(xix) has held itself out and identified itself, and will hold itself out and identify itself, as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of the Company and not as a division or part of any other Person;

(xx) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxi) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxii) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not. identified itself, and shall not identify itself, as a division of any other Person;

(xxiii) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, and (ii) in connection with the Basic Documents;

(xxiv) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s length transaction with an unrelated third party;

(xxv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Loan and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Loan;

(xxvi) does not and will not have any of its obligations guaranteed by any Affiliate except as provided in the Basic Documents;

(xxvii) does not and will not (a) dissolve, merge, liquidate, consolidate, (b) sell all or substantially all of its assets or (c) amend its organizational documents with respect to the matters set forth in this Section 12 without the consent of Lender;

(xxviii) has complied and will comply with all of the terms and provisions contained in this Agreement, the Certificate of Formation and any other organizational documents of the Company and has caused and will cause statements of facts contained in such documents to be and to remain true and correct; and

(xxix) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts.

13. Exculpation and Indemnification.

(a) To the fullest extent permitted by law, neither the Managing Member nor the Special Member nor any Independent Manager nor any employee or agent of the Company nor any employee, representative, agent or Affiliate of the Managing Member, a Special Member or the Independent Manager (collectively, the “Covered Persons”) shall be liable to the Company or any other Person bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that· a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence (or, in the case of an Independent Manager, bad faith) or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence (or, in the case of an Independent Manager, bad faith) or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 13 by the Company shall be provided out of and to the extent of Company assets only, and the Managing Member and the Special Member shall not have personal liability on account thereof; and provided further, that until such time as the Obligations (other than Obligations that by their express terms survive full repayment of the Loan) shall be paid and performed in full, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) for any indemnity under this Section 13 shall be payable from amounts allocable to any other Person pursuant to the Basic Documents.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any ·claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 13.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Managing Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person bound by this Agreement for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company in accordance with this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Managing Member and the Special Member to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 13 shall survive any termination of this Agreement.

14. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the LLC Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the LLC Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company without dissolution and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the · Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Managing Member or a Special Member shall not cause the Managing Member or Special Member, respectively, to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each of the Managing Member and the Special Members and any additional member waive any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or a Special Member that has been admitted to the Company as a member or the occurrence of an event that causes the Member, Special Member or additional member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the LLC Act.

(e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Managing Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the LLC Act.

15. Benefits of Agreement; No Third-Party Rights. Except for the Lender, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Managing Member or a Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person. Notwithstanding the foregoing, until such time as the Obligations (other than Obligations that by their express terms survive full repayment of the Loan) shall be paid and performed in full, the Lender is an intended third party beneficiary of the Special Purpose Provisions and may enforce the Special Purpose Provisions.

16. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

17. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

18. Binding Agreement. Notwithstanding any other provision of this Agreement, the Managing Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Managing Member, and is enforceable against the Managing Member by the Independent Manager, in accordance with its terms. In addition, the Independent Manager shall be an intended beneficiary of this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

20. Effectiveness. This Agreement shall be effective as of the date set forth on the signature page.

21. Article 8 “Opt-In.” Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. The limited liability company interests in the Company shall not be evidenced by certificates. The Company shall maintain books for the purpose of registering the transfer of limited liability company interests, and, upon any transfer of limited liability company interests in the Company, the Company shall notify the registered owner of any applicable restrictions on the transfer of limited liability company interests.

22. Assignment. So long as the Loan remains outstanding except as contemplated by the Basic Documents, the Managing Member shall not assign in whole or in part its limited liability company interest in the Company without Lender’s prior written consent. Subject to receipt of Lender’s written consent or discharge of the Loan, as the case may be, the Managing Member may assign in whole or in part its limited liability company interest in the Company. Subject to Section 23, the transferee of a limited liability company interest in the Company shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Managing Member transfers all of its limited liability company interest in the Company pursuant to this Section 22, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Managing Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Managing Member by merger or consolidation in compliance with the Basic Documents shall, without further act, be the Managing Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

23. Resignation. Until such time as the Obligations (other than Obligations that by their express terms survive full repayment of the Loan) shall be paid and performed in full, the Managing Member may not resign. If the Managing Member is permitted to resign pursuant to this Section 23, an additional member of the Company shall be admitted to the Company upon its execution of an Instrument signifying its agreement to be bound by the terms and conditions. of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 3rd day of October, 2011.

Managing Member:

LYON MAYFIELD, INC., a Delaware corporation

By:	/s/ Richard S. Robinson
Name:	Richard S. Robinson
Title:	Senior Vice President

By:	/s/ Brian W. Doyle
Name:	Brian W. Doyle
Title:	Senior Vice President

Independent Manager:

/s/ Julia A. McCullough
Julia A. McCullough

EXHIBIT A

DEFINITIONS

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if one hundred twenty (120) days after the commencement of any proceeding against the Person, seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the LLC Act.

“Bankruptcy Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, composition or other relief with respect to a Person’s debts or debtors.

“Basic Documents” means (i) the Loan Agreement and (ii) the other Loan Documents, and all documents and certificates contemplated thereby or delivered in connection therewith.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on September 30, 2011, as amended or amended and restated from time to time.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies, or activities of such Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” shall have the meaning set forth in Section 13 to this Agreement.

“Guarantor” shall have the meaning set forth in the Loan Agreement.

“Independent Manager” shall mean (a) a natural Person who is not (at the time of initial appointment as director or manager, or at any time while serving as a director or manager) and is not, has never been, and will not be (at any time while serving as a director or manager): (i) a stockholder, partner, member or other equity owner, director (with the exception of serving as the Independent Manager of the Company), officer, employee, attorney or counsel of the Company, Guarantor or any Affiliate of the Company or Guarantor, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Company, Guarantor or any Affiliate of the Company or Guarantor, (iii) a Person Controlling or under common Control with any such stockholder, partner, member or other equity owner, director, officer, customer, supplier or other Person, (iv) a member of the immediate family of any such stockholder, partner, member, equity owner, director, officer, employee, manager, customer, supplier or other Person, or (v) otherwise affiliated with the Company, Guarantor or any stockholder, member, partner, director, officer, employee, attorney or counsel of the Company or any Guarantor, and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or a limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience with one or more nationally recognized professional service companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities and is at all times during his or her service as an Independent Manager of the Company an employee of such a company or companies. A natural Person who otherwise satisfies the foregoing definition other than subclause (a)(i) of this definition by reason of being the Independent Manager of a special purpose entity affiliated with the Company shall not be disqualified from serving as an Independent Manager of the Company, provided that the fees that such individual earns from serving as Independent Manager of affiliates of the Company in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. As used in this definition and in the definition of “Independent Manager,” the term “nationally recognized professional service company” shall mean Corporation Services Company, CT Corporation, Stewart Management Corporation, National Registered Agents, Inc. and Independent Manager Services, Inc. and any other Person approved in writing by Lender.

“Lender” means Qina, LLC, a Delaware limited liability company.

“LLC Act” shall have the meaning set forth in the preamble to this Agreement.

“Loan” means that certain loan made to the Company by Lender respecting the Business Property in the amount of Fifty-Five Million Dollars ($55,000,000) pursuant to the terms of the Loan Agreement and the other Basic Documents.

“Loan Agreement” means the Loan Agreement, between the Company and the Lender, relating to the Loan.

“Loan Documents” shall have the meaning set forth in the Loan Agreement.

“LM” shall have the meaning set forth in the preamble to this Agreement.

“Material Action” means to (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of the Company or a substantial part of its business, (iii) make an assignment for the benefit of creditors, (iv) admit in writing its inability to pay debts generally as they become due, (v) declare or effectuate a moratorium on the payment of any obligations, or (vi) take any action in furtherance of the foregoing.

“Obligation” shall mean the indebtedness, liabilities and obligations of the Company under or in connection with the Basic Documents or any related document in effect as of any date of determination.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Security Instrument” means that certain Deed of Trust, Fixture Filing and Security Agreement respecting the Business Property made by the Company in favor of the trustee named therein for the benefit of Lender.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 4(b), a person acting as Independent Manager, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement. The term “Managing Member” does not include the Special Member.

EXHIBIT B

CAPITAL CONTRIBUTIONS

All of the Managing Member’s rights, title and interest in, to, under and with respect to the contracts and agreements set forth in that certain Assignment and Assumption Agreement – Contracts and Agreements dated October 26, 2011, by and between Lyon Mayfield, Inc. and Lyon Mayfield, LLC.